For Immediate Release

BofI Holding, Inc. Announces First Quarter Net Income Up 35.2%
Diluted EPS Increases 28.9%

SAN DIEGO, CA - (MARKETWIRE) - November 8, 2011 - BofI Holding, Inc. (NASDAQ: BOFI) (BofI), parent of BofI Federal Bank (the “Bank,” formerly Bank of Internet USA), today announced financial results for the first quarter of its 2012 fiscal year which ended September 30, 2011. BofI net income was $6,533,000 for the three months ended September 30, 2011, up 35.2% over the $4,832,000 earned for the three months ended September 30, 2010. Earnings attributable to BofI's common stockholders were $6,407,000 or $0.58 per diluted share for the current quarter, up 28.9% from the $4,755,000 or $0.45 per diluted share for the quarter ended September 30, 2010.
The increase in earnings for the quarter ended September 30, 2011 was primarily the result of increased net interest income and non-interest income. The average balance of interest-earning assets for the first quarter ended September 30, 2011 increased $567.7 million compared to the first quarter last year. The loan portfolio increased $566.9 million at September 30, 2011, up 64.6% compared to the $876.9 portfolio balance at September 30, 2010. Non-interest income was $4,570,000 for the first quarter of fiscal 2012 compared to income of $2,122,000 for the first quarter last fiscal year. The increase was mostly the result of growth in the mortgage banking business unit resulting in higher gains on sales of loans. The Bank's increased gross income was partially reduced by higher loan loss provisions and operating expenses. Excluding the after-tax impact of gains and losses associated with our securities portfolio, net income increased to $6,775,000 for the quarter ended September 30, 2011 compared to $5,068,000 of adjusted net income for the quarter ended September 30, 2010.
“Our success in dramatically increasing our comparable quarter net income, increasing deposits, improving our asset quality, and raising capital at favorable terms in a difficult market environment continues to validate our business model” said Greg Garrabrants, President and Chief Executive Officer. “Our core operating earnings were the highest in the Bank's history as a result of increased net interest income from balance sheet growth combined with gains on sale of government agency mortgage loans and gains on sale of multifamily and single family portfolio mortgages. This quarter the Bank's loan portfolio increased $118.8 million or 9.0% as a result of significant contributions from three different business units. The single-family mortgage unit originated $125.8 million of portfolio jumbo loans, the multifamily unit originated $78.5 million in new mortgages and the capital markets group originated $48.3 million in loans. Together, the three units originated $343.0 million in new mortgages in the first quarter of fiscal 2012. “
“Our deposit business, which increased by over 50% from last fiscal year's comparable quarter, continues to benefit from its best-in-class customer value proposition that has become increasingly differentiated as branch banks are compelled by their relatively high cost structure to make their accounts less attractive to customers. Despite our focus on loan and deposit growth, we have not compromised our strong commitment to credit quality. Our asset quality remains strong as total non-performing assets decreased to 80 bps at September 30, 2011 compared to 99 bps at June 30, 2011”, continued Garrabrants.
“Since June 30th, 2011, we raised approximately twenty million dollars of growth capital. This new capital coupled with the Bank's ability to monetize its multifamily and single family loans will allow the Bank to continue to execute its business plan, tapping the capital markets only when we can do so on terms favorable to our current shareholders.”

Other Highlights:

•	Loan portfolio grew by $566,926,000 or 64.6% compared to September 30, 2010

•	Deposits grew by $502,434,000, or 50.7% compared to September 30, 2010

•	Net interest margin was 3.65%, up 10 basis points from the quarter ended September 30, 2010

•	Asset quality remains strong with total non-performing assets of 0.80% of total assets and with non-performing loans of 0.79% of total loans at September 30, 2011

•	Tangible book value increased to $14.29 per share, up $1.80 compared to September 30, 2010

•	Total assets reached $2,097,042,000, up 38.1% compared to September 30, 2010

Quarter Earnings Summary
During the quarter ended September 30, 2011, BofI earned $6,533,000 or $0.58 per diluted share compared to $4,832,000, or $0.45 per diluted share for the three months ended September 30, 2010. Net interest income increased $5,505,000 or 43.4% the quarter ended September 30, 2011 compared to September 30, 2010. Average earning assets grew year over year by $567.7 million or 39.8% and our net interest margin increased to 3.65% compared to 3.55% for the quarters ended September 30, 2011 and 2010, respectively. Loan loss provisions were $2,363,000 for the quarter ended September 30, 2011, compared to $1,600,000 for the quarter ended September 30, 2010. The increase in loan loss provision reflects an increase in loan charge-offs, particularly from our single family mortgage portfolio.
For the first quarter ended September 30, 2011, non-interest income was $4,570,000 compared to $2,122,000 for the three months ended September 30, 2010. The increase was primarily due to gain on sale of agency mortgage loans which increased to $2.1 million compared to $1.4 million for the quarter ended September 30, 2010. In addition, portfolio loans of $72.3 million were transferred to held for sale and were sold for a $2.7 million in gain. There were no portfolio loan sales in 2010.
Non-interest expense or operating costs increased $4,353,000, to $9,552,000 for the quarter ended September 30, 2011 from $5,199,000 for the three months ended September 30, 2010. The increase was mainly a result of an increase in compensation expense of $1,884,000 related to additional staffing added during the year, an increase in the cost associated with REOs and repossessed assets of $1,571,000 which included two multifamily properties subsequently sold, an increase in advertising of $301,000, primarily due to an increase in lead acquisitions for our single family loan origination program, increased fees for legal and other professional services of $139,000, and increases in other operating expense categories due to costs associated with an increase account volume and additional employees.

Balance Sheet Summary
Our total assets increased $156.9 million, or 8.1%, to $2,097.0 million, as of September 30, 2011, up from $1,940.1 million at June 30, 2011. The loan portfolio increased a net $118.8 million, primarily from loan originations of $252.6 million, less repayments of $50.5 million and less $83.2 million transferred to held-for sale. Investment securities decreased by $9.9 million, primarily due to $38.3 million in maturities, and principal repayments, partially offset by $25.0 million in purchases. Total liabilities increased by $138.2 million or 7.7%, to $1,930.5 million at September 30, 2011, up from $1,792.3 million at June 30, 2011. The increase in total liabilities resulted primarily from growth in savings and time deposits of $153.8 million. Stockholders' equity increased by $18.7 million, or 12.7%, to $166.5 million at September 30, 2011, up from $147.8 million at June 30, 2011. The increase was primarily the result of $6,533,000 in net income, issuance of preferred stock of $11,584,000, and an increase in comprehensive income of $334,000 and stock compensation items of $402,000.

Conference Call
A conference call and webcast will be held on Tuesday, November 8, 2011 at 4:00 PM Eastern / 1:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-397-0297, conference ID # 7634716; international callers should dial: 719-325-4808, using the same conference ID number. The conference call will be webcast live and may be accessed at BofI's website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI's website for 30 days.

About BofI Holding, Inc. and BofI Federal Bank

BofI Holding, Inc. (“BofI”) is the holding company for BofI Federal Bank, a nationwide branchless bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $2.0 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 3000 Index

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are based upon BofI's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties, which include, without limitation, risks and uncertainties detailed in BofI's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:
BofI Holding, Inc.
Gregory Garrabrants, CEO
858/350-6203
Gregory.Garrabrants@BankofInternet.com

BofI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands)

Unaudited	September 30, 2011	June 30, 2011	September 30, 2010
Selected Balance Sheet Data:
Total assets	$2,097,042	$1,940,087	$1,517,993
Loans—net of allowance for loan losses	1,443,860	1,325,101	876,934
Loans held for sale, at fair value	40,478	20,110	17,648
Loans held for sale, lower of cost or market	8,721	—	—
Allowance for loan losses	8,008	7,419	6,426
Securities—trading	5,248	5,053	4,441
Securities—available for sale	156,130	145,671	240,726
Securities—held to maturity	350,066	370,626	304,969
Total deposits	1,494,158	1,340,325	991,724
Securities sold under agreements to repurchase	130,000	130,000	130,000
Advances from the FHLB	287,000	305,000	250,000
Subordinated debentures	5,155	7,655	5,155
Total stockholders’ equity	166,493	147,766	132,767

BofI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

Unaudited	At or for the Three Months Ended
	September 30,
	2011	2010
Selected Income Statement Data:
Interest and dividend income	$27,765	$21,089
Interest expense	9,588	8,417
Net interest income	18,177	12,672
Provision for loan losses	2,363	1,600
Net interest income after provision for loan losses	15,814	11,072
Non-interest income	4,570	2,122
Non-interest expense	9,552	5,199
Income before income tax expense	10,832	7,995
Income tax expense	4,299	3,163
Net income	$6,533	$4,832
Net income attributable to common stock	$6,407	$4,755
Per Share Data:
Net income:
Basic	$0.59	$0.45
Diluted	$0.58	$0.45
Book value per common share	$14.29	$12.49
Tangible book value per common share	$14.29	$12.49
Weighted average number of shares outstanding:
Basic	10,923,701	10,563,552
Diluted	11,180,070	10,660,765
Common shares outstanding at end of period	10,485,953	10,222,747
Common shares issued at end of period	11,223,365	10,868,564
Performance Ratios and Other Data:
Loan originations for investment	$252,626	$67,020
Loan originations for sale	90,369	60,623
Loan purchases	—	80,669
Return on average assets	1.28%	1.32%
Return on average stockholders’ equity	17.28%	14.86%
Interest rate spread[1]	3.51%	3.34%
Net interest margin[2]	3.65%	3.55%
Efficiency ratio	41.99%	35.14%
Capital Ratios:
Equity to assets at end of period	7.94%	8.75%
Tier 1 leverage (core) capital to adjusted tangible assets[3]	8.08%	8.57%
Tier 1 risk-based capital ratio[3]	12.89%	13.88%
Total risk-based capital ratio[3]	13.50%	14.57%
Tangible capital to tangible assets[3]	8.08%	8.57%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	0.43%	0.62%
Nonperforming loans to total loans	0.79%	1.62%
Nonperforming assets to total assets	0.80%	1.19%
Allowance for loan losses to total loans at end of period	0.55%	0.72%
Allowance for loan losses to nonperforming loans	69.98%	44.45%
_________________________
1. Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
2. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Reflects regulatory capital ratios of BofI Federal Bank.